Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

October 20, 2020

H.B. Fuller Company 1200 Willow Lake Boulevard St. Paul, Minnesota 55110

Re:	H.B. Fuller Company – 4.250% Notes due 2028

Ladies and Gentlemen:

We have acted as counsel to H.B. Fuller Company, a Minnesota corporation (the “Company”), in connection with the issuance and sale by the Company of $300,000,000 aggregate principal amount of its 4.250% Notes due 2028 (the “Notes”) pursuant to an indenture dated as of February 14, 2017 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the second supplemental indenture dated as of October 20, 2020 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In rendering the opinions expressed herein, we have examined:

(a)     the Registration Statement on Form S-3 (Registration No. 333-236084) filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 24, 2020 (the “Registration Statement”), including the exhibits thereto and the base prospectus constituting a part thereof, dated January 24, 2020, including the documents incorporated by reference therein, relating to the offering from time to time of equity and debt securities of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Act”);

(b)     the preliminary prospectus supplement dated as of October 6, 2020 and the final prospectus supplement dated as of October 7, 2020 (together, the “Prospectus Supplements”), including the documents incorporated by reference therein, each filed with the Commission pursuant to Rule 424 promulgated under the Act;

(c)     the Underwriting Agreement dated as of October 7, 2020 (the “Underwriting Agreement”), by and among the Company and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and U.S. Bancorp Investments, Inc., as representatives of the underwriters named in Schedule A thereto;

(d)     the Indenture, including the form of the Notes attached to the Second Supplemental Indenture; and

(e)     executed copies of the global notes evidencing the Notes.

H.B. Fuller Company	-2-	October 20, 2020

On the basis of and subject to the foregoing and the qualifications set forth in Annex 1 attached hereto, we are of the opinion that:

1.     The Indenture is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law).

2.     The Notes represent legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law).

We consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company filed with the Commission on the date hereof and thereby incorporated by reference into the Registration Statement and to the reference to us under the heading “Legal Matters” in each Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Yours very truly,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Brandon C. Mason
Brandon C. Mason, Partner

Annex I

In rendering the accompanying opinion letter, we wish to advise you of the following additional qualifications to which such opinion letter is subject:

(a)     We have relied, as to certain relevant facts, upon representations made by the Company in the Underwriting Agreement, the Indenture, and the Notes (collectively, the “Transaction Documents”), the assumptions set forth herein as to the matters referred therein, and upon certificates of, and information provided by, public officials or officers and employees of the Company reasonably believed by us to be appropriate sources of information, as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation.

(b)     Our opinion letter is limited to the laws of the State of New York and of Minnesota (the “Covered Laws”), and we express no opinion as to the effect on the matters covered by our opinions of any other law.

(c)     We express no opinion as to whether, or to the extent of which, the laws of any particular jurisdiction apply to the subject matter hereof, including without limitation, the enforceability of the governing law provisions contained in the Transaction Documents.

(d)     We have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question and to carry out their role in the transaction; (ii) each party to each Transaction Document (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make such Transaction Document enforceable against it; (iii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (iv) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the Covered Laws, are publicly available to lawyers practicing in the jurisdictions the laws of which are addressed by this opinion letter (the “Opining Jurisdictions”); and (v) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the Opining Jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

(e)     Without limiting any other qualifications set forth herein, the opinions expressed in the accompanying opinion letter regarding the enforceability of certain Transaction Documents are subject to the effect of generally applicable laws that (i) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or to the extent such provisions are contrary to public policy; (ii) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (iii) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (iv) limit the availability of a remedy under certain circumstances where another remedy has been elected; (v) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (vi) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (vii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture; (viii) may require mitigation of damages; (ix) provide a time limitation after which rights may not be enforced (i.e., statutes of limitation); (x) limit the enforceability of provisions of instruments or agreements that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (xi) may require that a claim with respect to any debt securities that are payable other than in U.S. dollars (or a foreign currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; or (xii) may limit, delay or prohibit the making of payments outside the United States.

Annex 1, Page 1

(f)     We express no opinion as to the enforceability or effect in any Transaction Document of (i) any usury or fraudulent transfer or conveyance or voidable transactions “savings” provision; (ii) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), any provision restricting access to courts, any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts; (iii) any provision waiving or otherwise modifying legal, statutory or equitable defenses or other procedural, judicial or administrative rights; (iv) any provision that provides for rights or remedies upon a change in composition of the board of directors of any party; or (v) any provision that authorizes one party to act as attorney-in-fact for another party.

(g)     The opinions herein expressed are limited to the specific issues addressed and to facts and laws existing on the date hereof. In rendering these opinions, we do not undertake to advise you with respect to any other matter or of any change in such facts and laws or in the interpretation thereof which may occur after the date hereof.

(h)     The opinions expressed herein do not address compliance with fiduciary duty and conflict of interest requirements.

Annex 1, Page 2